Exhibit 99.1

Aurinia Announces Addition of Dr. Brinda Balakrishnan
to the Board of Directors

VICTORIA, British Columbia – June 14, 2021 - Aurinia Pharmaceuticals Inc. (NASDAQ: AUPH / TSX: AUP) (Aurinia or the Company) announced today the appointment of Dr. Brinda Balakrishnan, M.D., Ph.D., to the Company’s board of directors effective June 14, 2021. Dr. Balakrishnan is Group Vice President, Corporate and Business Development of BioMarin Pharmaceutical Inc. (“BioMarin”), a global biotechnology company that develops and commercializes innovative therapies for patients with serious and life-threatening rare disorders. At Biomarin, Dr. Balakrishnan leads initiatives on corporate strategy, mergers and acquisitions, partnering and licensing.

“On behalf of the entire Company, it is an honor to welcome Dr. Balakrishnan to Aurinia’s board of directors,” commented Peter Greenleaf, President and Chief Executive Officer of Aurinia. “With her rich experience in medicine, biotech business development and the rare disease space, we are eager to leverage her input and insights as we continue in our mission to support and better treat people suffering with rare, autoimmune diseases, including lupus nephritis.”

“I am delighted to join the Board of Directors of Aurinia,” said Dr. Balakrishnan. “The Company is at an exciting moment in its evolution, and I look forward to working with the Board and management team as Aurinia continues on its mission to serve people suffering from debilitating autoimmune diseases.”

Dr. Balakrishnan has been at BioMarin since 2016. Prior to joining BioMarin, Dr. Balakrishnan was the co-founder and vice president of corporate strategy and product development at Vision Medicines, Inc., a start-up focused on developing treatments for rare ophthalmic diseases. Before Vision Medicines, she spent two years as a consultant at McKinsey & Company in the healthcare practice, serving clients across small biotech, large pharma, and healthcare provider groups on topics related to corporate strategy, corporate and business development, and operations. Prior to McKinsey, Dr. Balakrishnan was in business development at Genzyme.

Dr. Balakrishnan earned a B.S. degree from the Massachusetts Institute of Technology (MIT) in chemical engineering and a Ph.D. from MIT in biomedical engineering and chemical engineering. She also earned her M.D. degree from Harvard Medical School and conducted her medical training in internal medicine at Beth Israel Deaconess Medical Center in Boston, a Harvard hospital.

About Aurinia
Aurinia Pharmaceuticals is a fully integrated biopharmaceutical company focused on delivering therapies to treat targeted patient populations that are impacted by serious diseases with a high unmet medical need. The Company’s head office is in Victoria, British Columbia, its U.S. commercial hub is in Rockville, Maryland, and the Company focuses its development efforts globally.

Investors:
Glenn Schulman, PharmD, MPH
Investor Relations & Corporate Communications, Aurinia
gschulman@auriniapharma.com

Media:
Dana Lynch
Corporate Communications, Aurinia
dlynch@auriniapharma.com